Zoom Technologies Reports Results for the First Quarter of 2007

Boston, MA, May 1, 2007 -Zoom Technologies, Inc. (NASDAQ: ZOOM), a leading manufacturer of modems and other communication products, today reported net sales of $4.8 million for its first quarter ended March 31, 2007, down 10% from $5.3 million for the first quarter of 2006. Zoom reported a net loss of $0.75 million or $0.08 per share for Q1 2007, a significant improvement over the net loss of $1.37 million or $0.15 per share for Q1 2006.

Zoom’s sales in North America for Q1 2007 were up 18% over Q1 2006, but this gain was not enough to offset a $700 thousand reduction in sales to Turkey.

Gross profit was $1.1 million or 23.6% of net sales in Q1 2007, up from $1.0 million or 18.3% of net sales in Q1 2006. The increase in gross profit was primarily due to the move of Zoom’s Boston final assembly operations to Tijuana, Mexico, which lowered manufacturing personnel, space and occupancy costs by $0.3 million from Q1 2006 to Q1 2007. Gross profit was hurt by a $0.2 million increase in manufacturing freight costs, primarily due to air freight.

Operating expenses were $2.0 million or 42.6% of net sales in Q1 2007, down from $2.4 million or 45.2% of net sales in Q1 2006, primarily due to reductions in G&A and R&D expenses.

Zoom’s cash balance on March 31, 2007 was $6.2 million, down from $7.8 million on December 31, 2006. This change was primarily due to Zoom’s loss, a $1.0 million reduction in accounts payable and accrued expenses, and a $0.4 million increase in inventory, partially offset by a $0.6 million decrease in accounts receivable. Zoom’s current ratio improved to 5.5 on March 31, 2007 from 4.5 on December 31, 2006. Zoom has no long-term debt.

“Much of our business improved in the past year, as we drove down our expenses and significantly increased revenues in North America, our largest market,” said Frank Manning, Zoom’s President and CEO. “We have improved Zoom’s broadband shelf space in major retailers in the US, and this quarter we expect our sales of wireless DSL products to accelerate in the UK. We are also excited about initial response to our ‘DSL in the FastLane’ campaign to introduce user-friendly QOS, an important feature for any home using DSL for VoIP, multimedia, or gaming. During Q2 ’07 we expect to ship new products in the DSL, VoIP, and Bluetooth wireless areas. We will continue to focus on pleasing our customers with high-quality designs and Zoom support and of course we will continue to work hard to drive down our costs.”

Zoom has scheduled a conference call for Tuesday, May 1st at 10:00 a.m. Eastern Time. You may access the conference call by dialing (800) 316-8317 for calls made within the United States and (719) 457-2697 for calls made from outside the United States. The call will also be simulcast to stock analysts and other interested parties on Zoom’s website (www.zoom.com/Q1) and to other financial and investor-oriented websites via the CCBN/StreetEvents network. Shortly after the conference call, a recording of the call will be available on Zoom’s website. For additional information, please contact Investor Relations, Zoom Technologies, 207 South Street, Boston, MA 02111, telephone (617) 423-1072, email investor@zoom.com, or visit Zoom’s website at www.zoom.com.

About Zoom Technologies

Zoom Technologies, Inc. designs, produces, markets, and supports communication products under the Zoom, Hayes®, and Global Village® brands. Zoom is headquartered in Boston, and its European sales and support center is in the UK. Zoom markets its products in over forty countries, and provides multi-lingual support from its offices in Boston, Florida, and the UK. For more information about Zoom and its products, please see www.zoom.com.

Forward Looking Statements

This release contains forward-looking information relating to Zoom’s plans, expectations, and intentions, including statements relating to Zoom’s expected sales of wireless DSL product in the UK and Zoom’s expected new product introductions. Actual results may be materially different from expectations as a result of known and unknown risks, including: the need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping capabilities in Mexico; Zoom’s reliance on an outsourcing partner to conduct production operations in Mexico; Zoom’s dependence on key employees; the uncertainty of future demand from any specific customer or for all of Zoom’s customers as a group; Zoom’s reliance on a relatively limited number of customers for sale of its products; Zoom’s reliance on international sales; the uncertainty of the regulatory environment for Zoom’s products; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; Zoom’s dependence on one or a limited number of suppliers for certain key components; rapid technological change; competition; factors affecting Zoom’s liquidity; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TECHNOLOGIES, INC.
Consolidated Balance Sheets

In thousands

(Unaudited)

	March 31,	Dec 31,
	2007	2006

ASSETS

Current assets:

Cash	$6,240	$7,833
Accounts receivable, net	2,832	3,386
Inventories	4,922	4,512
Prepaid expenses and other	306	269

Total current assets	14,300	16,000

Property and equipment, net	224	249

Total assets	$14,524	$16,249

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$1,585	$2,640
Accrued expenses	666	562
Deferred gain on sale of real estate - current portion	367	367

Total current liabilities	2,618	3,569

Deferred gain on sale of real estate - long-term portion	261	358

Total liabilities	2,879	3,927

Stockholders’ equity:

Common stock and additional paid-in capital	31,438	31,369
Treasury stock	(7)	(7)
Accumulated other comprehensive income (loss)	561	557
Accumulated deficit	(20,347)	(19,597)

Total stockholders’ equity	11,645	12,322

Total liabilities & stockholders’ equity	$14,524	$16,249

ZOOM TECHNOLOGIES, INC.
Consolidated Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended
	3/31/07	3/31/06

Net sales	$4,754	$5,281
Cost of goods sold	3,634	4,315

Gross profit	1,120	966

Operating expenses:
Selling	894	904
General and administrative	639	849
Research and development	491	632
Sub-total	2,024	2,385

Operating profit (loss) before building sale	(904)	(1,419)

Gain on sale of real estate	96	-

Operating profit (loss)	(808)	(1,419)

Other income (expense), net	58	44

Income (loss) before income taxes	(750)	(1,375)

Income tax expense (benefit)	-	-

Net income (loss)	$(750)	$(1,375)

Basic and diluted earnings (loss) per share:

Earnings (loss) per share	$(0.08)	$(0.15)

Weighted average number of shares outstanding:

Basic and diluted	9,347	9,347